As filed with the Securities and Exchange Commission on December 15, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPANSION INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	3674	20-3898239
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
915 DeGuigne Drive, P.O. Box 3453 Sunnyvale, CA 94088 (408) 962-2500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

BERTRAND F. CAMBOU
Chief Executive Officer
Spansion Inc.
915 DeGuigne Drive, P.O. Box 3453
Sunnyvale, CA 94088
(408) 962-2500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

TAD J. FREESE Latham & Watkins LLP 505 Montgomery Street, Ste. 2000 San Francisco, CA 94111 (415) 391-0600	ALAN F. DENENBERG Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-124041

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.001 per share	2,165,943 shares	$12.00	$25,991,316	$3,060(1)

(1)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Incorporation by Reference of Registration Statement on Form S-1 (File No. 333-124041)

Spansion Inc. (the “Company”) hereby incorporates by reference into this Registration Statement on Form S-1 in its entirety the Registration Statement on Form S-1 (File No. 333-124041) declared effective on December 15, 2005 by the Securities and Exchange Commission (the “Commission”), including each of the documents filed by the Company with the Commission and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

Exhibits

The following documents are filed as exhibits to this Registration Statement.

Exhibit Number	Description
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
25.1	Powers of Attorney (included on signature page of Registration Statement on Form S-1, File No. 333-124041)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of December, 2005.

SPANSION INC.

By:	/s/ Robert C. Melendres

Name: Robert C. Melendres
Title: Corporate Vice President, Corporate Development, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on December 15, 2005.

Signature	Title

* Bertrand F. Cambou	President and Chief Executive Officer, Director (Principal Executive Officer)

* Steven J. Geiser	Corporate Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

* Toshihiko Ono	Director

David K. Chao	Director

Patti S. Hart	Director

David E. Roberson	Director

* Robert J. Rivet	Director

* Hector de J. Ruiz	Director

*By:	/s/ Robert C. Melendres
Attorney-in-fact

EXHIBITS

Exhibit Number	Description
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
25.1	Powers of Attorney (included on signature page of Registration Statement on Form S-1, File No. 333-124041)